EXHIBIT 10.1

NON-COMPETE AGREEMENT

This NONCOMPETE AGREEMENT (this “Agreement”) dated this 13th day of November 2007, and effective as of the Effective Date (as defined below) of the Merger (as defined below), is being entered into by and among Oritani Financial Corp., a federally-chartered mid-tier holding company  (the “Company”), Oritani Savings Bank, a New Jersey chartered savings bank and wholly-owned subsidiary of the company (the“Bank”), and Anthony M. Bruno, Jr. (“AMB”).

RECITALS

1.  As of the date of this Agreement, AMB is the President and Chief Executive Officer of Greater Community Bancorp, Inc. (“GCB”) and Greater Community Bank (“GC Bank”), whose principal offices are in Totowa, New Jersey.  GCB has entered into an Agreement and Plan of Merger by and between the Company and GCB, dated November 13, 2007 (the “Merger Agreement”), pursuant to which GCB will merge with and into the Company and GC Bank will merge with and into the Bank (collectively, the “Merger”).

2.  Simultaneous with the execution of the Merger Agreement, AMB has agreed to enter into this Agreement to refrain from competing with the Company and/or the Bank for a period of twelve (12) months.

In consideration of the mutual promises, covenants, terms and conditions contained in this Agreement, the parties agree as follows:

AGREEMENT

1.           Definitions. As used herein, the following terms shall have the meanings set forth below:

“Bank” means Oritani Savings Bank.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Oritani Financial Corp., a federally-charted holding company of the Bank.

“Effective Date” shall mean the date on which all transactions contemplated by the Merger, including the Merger, have been completed and all necessary regulatory approvals of the Merger have been obtained.

“Merger” means the merger of GCB into the Company and the merger of GC Bank into the Bank.

“Noncompete Period” has the meaning set forth in Section 3 hereof.

“Notice” has the meaning set forth in Section 5.7 hereof.

“Subsidiary” means an entity in which the Bank or the Company directly or indirectly (i) owns a majority of the common stock or equity; or (ii) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

2.           Payment. In consideration of the commitments and covenants made herein by AMB, the Bank agrees to pay to AMB a monthly payment of $35,416.67 (which shall be considered non-employee compensation, from which no taxes shall be withheld, and which shall be reported on IRS Form 1099; AMB shall be responsible for paying all taxes due on account of the payments hereunder), in advance, for each month during the twelve month Noncompete Period, for an aggregate payment of $425,000.04.

3.           Noncompetition and Nonsolicitation.   (a)  For a period of twelve months following the Effective Date (the “Noncompete Period”), AMB shall not directly or indirectly:

(i)             Be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity (such as a director or trustee) for, any Competing Entity (as hereinafter defined) that is headquartered or that has offices in the Territory (as hereinafter defined); provided, however, that notwithstanding the foregoing, AMB may make solely passive investments in any Competing Entity the common stock of which is “publicly held” and of which AMB shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership thereof;

(ii)            solicit or actively or knowingly divert any business of any Customer (as hereinafter defined) from the Company or the Bank or assist any person, firm or corporation in doing so or attempting to do so;

(iii)            actively or knowingly cause or seek to cause any person, firm or corporation to refrain from dealing or doing business in the Territory with the Company or assist any person, firm or corporation in doing so;

(iv)            assist or advise any person, firm or corporation in connection with any commercial or commercial real estate loan to any person, firm or business

(or involving any guarantor) located or residing, or secured by property located, within the Territory;

(v)            solicit deposits from any person, firm or corporation residing or located in the Territory; or

(vi)            solicit for employment or advise or recommend to any other person that they employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or consultant to the Bank or the Company,

For purposes of this Section, the term “Competing Entity” shall mean any entity which is a savings bank, savings bank holding company, savings and loan association, savings and loan holding company, credit union, bank or bank holding company,  or any mortgage or loan broker.  The term “Territory” shall mean Passaic County, Bergen County, Hudson County or Morris County, New Jersey.  The term “Customer” shall mean any person or entity AMB knows or should know (after reasonable inquiry) is an existing customer of the Company or the Bank.

(b)  Notwithstanding the foregoing limit in paragraph (a), AMB may engage, as an owner, partner, principal, employee, agent, or consultant, in the following activities, but not for, or in conjunction or coordination with, a Competing Entity that is headquartered or that has offices in the Territory:  insurance and securities brokerage and advisory business; portfolio management; estate planning; accounting, tax and auditing advisory services; provided that AMB in connection therewith does not solicit or assist in the solicitation of any Customer or attempt to do so, except solely with respect to providing tax and auditing advisory services which may be provided without limitation.

4.              Confidential Information and Cooperation.

4.1.           As used herein, the term “Confidential Information and Materials” refers to all information regarding GCB, GC Bank, the Bank or the Company, or any of their affiliates (collectively, the “Company Related Entities”), AMB obtained in connection with his position as President and Chief Executive Officer of GCB and GC Bank and in connection with the merger of GC Bank into the Bank and the merger of GC Bank into the Bank, not generally known outside the Company Related Entities and which belongs to, is used by or is in the possession of the Company Related Entities, including without limitation information concerning the products, strategic plans, pricing, cost data and cost structures, training methods and programs, executive performance and compensation information, computer pass wording, recruiting, know-how, research and development, operation or financial status of the Company, the names or addresses of any of the Company’s customers, borrowers and depositors, any information concerning or obtained from such customers, borrowers and depositors and other confidential technical or business information and data and any background data that suggest any of the foregoing plans and programs. Confidential Information shall not include any information that AMB can demonstrate is in the public domain by means other than disclosure by AMB, but shall include non-public compilations, combinations or analyses of otherwise public information.

4.2           AMB hereby acknowledges that all of the Confidential Information and Materials are and shall continue to be the exclusive proprietary property of the Company or the Bank, whether or not prepared in whole or in part by AMB and whether or not disclosed to or entrusted to the custody of AMB.  Notwithstanding the foregoing, AMB shall be permitted to retain his Rolodex, contacts list, and calendar.

4.3           AMB agrees that AMB will not, for one (1) year following the Effective Date, disclose any Confidential Information or Materials of the Company, in whole or in part, to any person or entity outside the Company or the Bank, for any reason or purpose whatsoever, unless the Company shall have given its written consent to such disclosure. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations of AMB provided by law with respect to the Company’s Confidential Information and Materials, including any obligations AMB may owe under statutes governing trade secrets.

4.4           During the sixty (60) day period immediately following the Effective Date, AMB shall, upon reasonable notice, furnish such information and assistance to the Company or the Bank as may reasonably be requested by the Company or the Bank in connection with the transition of his former duties and responsibilities as President and Chief Executive Officer of GCB and GCB Bank and the merger of GCB into the Company and GC Bank into the Bank.  Such assistance shall be limited to reasonable inquiries and shall not involve the performance of any services or attendance at any meetings unless mutually agreed to by the parties.

5.              Miscellaneous.

5.1.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

5.2.           Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties with respect to AMB refraining to provide services and the non-disclosure of Confidential Information.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement shall supersede any existing oral or written agreement between AMB and the Bank and/or the Company regarding AMB refraining from providing services. This Agreement may not be altered, modified, or amended except by a written instrument signed by the parties hereto.

5.3.           No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

5.4.           Assignment.This Agreement shall not be assignable by law or otherwise without the prior written consent of the other party thereto; provide, however, that this Agreement may be assigned by the Bank or the Company by operation of law by reason of a merger or similar transaction.

5.5           Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of AMB and successors and assigns of the Bank.  Other than the Bank and AMB, and, subject to Section 5.5 hereof, their respective successors and assigns, there are no intended beneficiaries of this Agreement.

5.6           Relationship of the Parties.  AMB shall not be considered as having an employee status vis-à-vis the Bank or the Company, or by virtue of this Agreement shall not be entitled to participate in any plans, arrangements or distributions of the Bank or the Company pertaining to or in connection with any pension, bonus, welfare benefits, or similar benefits for employees of the Bank.

5.7.           Notice.  (a)   Each notice or other communication to the Bank under this Agreement shall be directed as follows or to such other address as the Bank may have furnished to AMB in writing in accordance herewith:

Kevin J. Lynch
President and Chief Executive Officer
Oritani Financial Corp.
370 Pascack Street
Township of Washington, New Jersey  07676
Facsimile No:             (201) 497-1208

(b)           Each notice or other communication to AMB under this Agreement shall be directed to AMB’s home address on file with the Bank or to such other address as AMB may have furnished to the Bank in writing in accordance herewith.

(c)           Each notice or other communication under this Agreement shall be deemed given and shall be effective: (i) if given by prepaid overnight courier, upon receipt; (ii) if given by United States mail, postage prepaid, upon the earlier of actual receipt or five (5) business days after deposit with the United States postal service, and (iii) if given by email or facsimile, upon successful transmission during business hours as evidenced by a read receipt or a telecopier-generated written confirmation.

5.8           Disputes.  In the event payment(s) due to AMB under this Agreement are not timely made, and it is determined that AMB is entitled to such payments, then in addition to the payment(s), AMB shall be entitled to recover interest on the amount due (at the prime rate as published in The Wall Street Journal from time to time) along with reasonable costs and attorneys’ fees.

5.9.           Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

5. 10         Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate any of the other provisions of this Agreement.  The parties intend that any such provision shall be severed from this Agreement and that the remaining provisions of this Agreement shall be enforced to the full extent permitted by law.

5.11           Captions and Sections.  The captions to the sections, subsections and clauses of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions thereof.  Each reference to a section includes a reference to all subsections and clauses thereof except where the context clearly does not so permit.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of as of the date first above written.

ORITANI SAVINGS BANK	AMB

/s/ Kevin J. Lynch	/s/ Anthony M. Bruno, Jr.
Kevin J. Lynch	Anthony M. Bruno, Jr.

ORITANI FINANCIAL CORP.

/s/ Kevin J. Lynch
Kevin J. Lynch